ServiceNow names enterprise software industry veteran Amit Zavery as President, CPO, and COO to lead product and engineering

Google Cloud and Oracle leader brings extensive experience in enterprise innovation, transformation, and scale

SANTA CLARA, Calif. — Oct. 23, 2024 — ServiceNow (NYSE: NOW), the AI platform for business transformation, today announced that enterprise software industry veteran Amit Zavery will join the company as president, chief product officer (CPO), and chief operating officer (COO) to lead product and engineering, effective October 28, 2024. Zavery, a Google Cloud and Oracle executive, brings extensive experience in enterprise innovation, transformation, and scale.
With more than three decades in enterprise technology, Zavery is a visionary leader who blends deep technical expertise with proven business acumen. He has extensive experience in platform development, enterprise applications, data management, middleware, security, and artificial intelligence (AI). Zavery’s strong understanding of the enterprise market drives his customer-centric approach to engineering, ensuring solutions meet real-world business needs. He has played a pivotal role in the building and commercialization of enterprise-grade experiences, successfully scaling products and integrating AI across diverse business applications.
“Amit Zavery has an extraordinary track record of innovation and commercial execution,” said Bill McDermott, chairman and chief executive officer of ServiceNow. “We wanted a visionary product and engineering leader with a proven history of building market defining products and scaling world class platforms. With Amit, we found the dream innovator to captivate the market with a compelling vision for ServiceNow as the AI platform for business transformation. We could not be more excited to have Amit joining our leadership team.”
“I’m thrilled to be joining ServiceNow, a company with a strong culture of innovation, engineering excellence, and customer focus,” said Zavery. “I’m excited to build on the incredible legacy of ServiceNow’s founder, Fred Luddy, building scalable, impactful solutions that address real-world challenges while continuing to push the boundaries of what’s possible for our customers by integrating cutting-edge technologies like generative AI.”
In his role as president, CPO, and COO, Zavery’s responsibilities include ServiceNow’s platform, products, engineering, cloud infrastructure, and user experience. He also leads enterprise-wide operations to ensure business rigor—from innovation to execution.
During nearly six years at Google Cloud, as VP/GM and head of platform, Zavery was part of the leadership team that grew the company into the fourth largest enterprise software company in the world along with increasing annualized revenue from $7B to over $41B while also helping to improve operating margin by more than 70 percentage points over the last four years. At Oracle where Zavery spent nearly 25 years, he started as a software engineer and eventually rose to executive vice president of product development. In this role, he led the cloud platform, middleware, security, analytics, and Java offerings, overseeing a team of 4,500 and generating more than $6B in annual revenue.

About ServiceNow

ServiceNow (NYSE: NOW) is putting AI to work for people. We move with the pace of innovation to help customers transform organizations across every industry while upholding a trustworthy, human centered approach to deploying our products and services at scale. Our AI platform for business transformation connects people, processes, data, and devices to increase productivity and maximize business outcomes. For more information, visit: www.servicenow.com.

ServiceNow Media Contact
Johnna Hoff
press@servicenow.com
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